Exhibit 99.1

Rosetta Resources Inc. Announces Appointment of New Board Member

HOUSTON, July 10, 2012 (GlobeNewswire) -- Rosetta Resources Inc. (Nasdaq: ROSE) (“Rosetta” or the “Company”) announced today that Carin S. Knickel has been appointed to Rosetta’s Board of Directors, effective July 10, 2012.

“We are extremely pleased that Carin accepted our invitation to join Rosetta’s board,” said Chairman, CEO and President, Randy Limbacher.  “Carin’s extensive management experience in the industry will provide invaluable leadership to Rosetta as we execute upon our strategy.”

Mrs. Knickel served as vice president of human resources for ConocoPhillips until her retirement on May 1, 2012.  She joined ConocoPhillips in 1979 and has held various operating, planning and business development positions throughout her career.  Mrs. Knickel held positions in Europe as general manager of business development for refining and marketing and then fulfilled the same role for exploration and production.  She returned to the United States as general manager of refining, marketing and transportation and in 2001 she was named president of ConocoPhillips specialty businesses division.  Mrs. Knickel became vice president of human resources in 2003.

Mrs. Knickel holds a bachelor’s degree in marketing and statistics from the University of Colorado at Boulder and a master’s degree in management from the Massachusetts Institute of Technology.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company is one of the leading players in the Eagle Ford shale in South Texas and holds an exploratory position in the Southern Alberta Basin in northwest Montana.  Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

[ROSE-G]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

John E. Hagale
Executive Vice President, Chief Financial Officer and Treasurer
Rosetta Resources Inc.
info@rosettaresources.com